Exhibit 21.1
Certara, Inc. Subsidiaries

Subsidiary	State/Jurisdiction of Formation
Analytica LA-SER International, Inc.	Delaware
Applied BioMath, LLC	Delaware
BioMedCom Consultants, Inc.	Canada
Certara Australia Pty Ltd	Australia
Certara Brasil Software Ltda.	Brazil
Certara Canada Corporation	Canada
Certara France S.a.r.l.	France
Certara Germany GmbH	Germany
Certara G.K.	Japan
Certara Holdco, Inc.	Delaware
Certara Holding, Inc.	Delaware
Certara Holdings, Inc.	Delaware
Certara Intermediate, Inc.	Delaware
Certara Italy S.r.l.	Italy
Certara Korea Ltd.	Korea
Certara, L.P.	Delaware
Certara, L.P. - Sucursal em Portugal (Branch)	Portugal
Certara Netherlands B.V.	Netherlands
Certara Philippines Inc.	Philippines
Certara S.a.r.l.	Luxembourg
Certara (Shanghai) Pharmaceutical Consulting Co., Ltd.	China
Certara Software India Private Limited	India
Certara Spain Sociedad Limitada	Spain
Certara UK Holdings, Ltd.	England and Wales
Certara UK Limited	England and Wales
Certara USA, Inc.	Delaware
Chemaxon GmbH	Switzerland
Chemaxon Kft.	Hungary
Chemaxon, LLC	Delaware
Chemaxon Limited	England and Wales
Chemaxon Services, LLC	Delaware
Formedix Limited	Scotland
Insight Medical Writing Limited	England and Wales
Insight PV & Consulting GmbH
INSTYTUT ARCANA sp. z o. o.	Poland
Integrated Nonclinical Development Solutions, Inc.	Michigan
La-Ser Europe Limited	England and Wales
MBDD UK, LLC	Delaware
MBDD US, L.L.C.	Delaware
Pinnacle 21, LLC	Delaware
Pinnacle 21, Japan GK	Japan

Exhibit 21.1

Synchrogenix Information Strategies, LLC	Delaware
Tripos Investments, L.L.C.	Delaware
Vyasa Analytics, LLC	Delaware